Exhibit 10.08

CHEGG, INC.

3990 Freedom Circle

Santa Clara, CA 95054

November 29, 2012

Andy Brown

Dear Andy,

Pursuant to the offer letter dated September 2, 2011, which was accepted by you on October 2, 2011 (the “Offer Letter”), Chegg, Inc. (the “Company”) agreed to provide you with, among other things, a lump sum payment equal to your then-current annual base salary, payable no later than thirty days following your delivery of an executed release to the Company, if you resign your employment with the Company for Good Reason (as defined in the Offer Letter). In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, you and the Company now desire to amend the Offer Letter. Accordingly, by countersigning below, you agree that the Offer Letter is hereby amended by deleting the phrase “payable no later than thirty (30) days following your execution of the Release and delivery of that Release to the Company” and replacing it with “payable within 60 days of the date that your employment terminates, provided the Release has been executed, delivered to the Company and is effective on or prior to such date, and provided further that if the 60-day period spans two calendar years, payment will be made in the second calendar year.” Except as explicitly modified by this Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

Very truly yours, CHEGG, INC.

By:	/s/ Dan Rosensweig
Dan Rosensweig, Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Andy Brown
Andy Brown 11/29/12
Date